FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of Earliest Event Reported): September 9, 2002


                                  BONTEX, INC.
             (Exact name of Registrant as specified in its charter)


   Virginia                        0-5200                   54-0571303
(State or other                 (Commission               (IRS Employer
 jurisdiction of                 File Number)            Identification No.)
 incorporation)

                                ONE BONTEX DRIVE,
                        BUENA VISTA, VIRGINIA           24416-1500
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code:  540-261-2181



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          (Former name or former address, if changed since last report)

Item 5.  Other Events.
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Bontex, Inc. ( the "Company") has a secured term loan and credit facility (the "Debt") with Congress Financial Corporation ("Congress"). As previously reported by the Company in Form 8-Ks filed on December 21, 2001, January 22, 2002, April 22, 2002, June 18, 2002, August 7, 2002 and August 20, 2002, and its Form 10-Q
filed on May 15, 2002, Congress does not intend to renew the Debt. Since January 26, 2002, Congress and the Company have entered into various agreements (the "Interim Agreements") extending the scheduled maturity date of the Debt to September 9, 2002. Effective September 9, 2002, Congress agreed to extend the scheduled maturity date of the Debt from September 9, 2002, to July 1, 2003 under the terms of a Fifth Amendment to Loan Modification, Reaffirmation and Forbearance Agreement (the "Agreement" and, together with the Interim Agreements, the "Agreements"). The Debt remains subject to all of the terms and conditions of the Agreements.

The Company has reduced the amount of indebtedness outstanding under the Debt from approximately $2.7 million as of June 30, 2001, to approximately $1.157 million as of September 1, 2002. As of September 1, 2002, approximately $4.4 million of current assets, consisting of accounts receivable and inventory, serve as collateral for the Debt. Additionally, all of the Company's other assets, current and non-current, serve as the total collateral securing the Debt.

Under the Company's overall current financing and debt structure, the Company's wholly-owned subsidiaries, Bontex SA (Belgium) and Bontex Italia Srl, each have separate credit facilities with no cross-collateralization of assets.

Management is focused on obtaining alternative financing to repay the Debt and provide an ongoing credit facility sufficient to meet the Company's future operating and capital requirements. In this regard, the Company has recently received commitments from two lenders which, if accepted and closed, would enable the Company to refinance the Debt in its entirety. The Company is presently evaluating both commitments. These commitment letters and the ultimate loan closings are subject to a number of conditions, including final approval and acceptance by both the Company and the lenders, as well as final terms of the loan agreements, amount of excess availability at closing, results of audits and due diligence by the lenders, and other such factors.

If the Company is unable to refinance the Debt or is unable to pay its indebtedness to Congress in full by the maturity date, it would cause a material adverse impact on the Company's business, financial condition, liquidity and/or results of operations.

The foregoing discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These and other forward-looking statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual results may differ materially from these forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, excessive worldwide footwear inventories, a shrinking U.S. domestic market for the Company's products, decreased sales to key customers, increased competition from non-woven materials, the reduction of prices by competitors, the increase in the relative price of the Company's products due to foreign currency devaluations, increased pulp and latex prices, capital illiquidity, unexpected foreign tax liabilities, the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies, decreases in the Company's borrowing base, increased funding requirements for the Company's pension plan, inability to recover deferred tax assets, an inability by the Company to renew its current credit facilities or obtain alternative financing, a market shift in demand from higher-quality products to more economical grade products with lower profit margins, higher energy prices, the ultimate outcome, scope and amount of the fraud, improper financial transactions and issues related to the accounting systems identified at the Company's Italian subsidiary, and increased costs of complying with environmental laws, and the impact of changes in political, economic or other factors, legal and regulatory changes or other external factors over which the Company has no control.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
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                  (c)      Exhibits.

                           10 (xv)    Fifth Amendment to Loan
                                      Modification, Reaffirmation and
                                      Forbearance Agreement, dated September
                                      9, 2002 between Congress Financial
                                      Corporation and Bontex, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BONTEX, INC.



                                            By     /s/ James C. Kostelni
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                                                     James C. Kostelni
                                                     President and Chief
                                                      Executive Officer


Date: September 18, 2002